Exhibit 99.1

	Member FDIC	NEWS RELEASE

Colonial Bank 100 Colonial Bank Blvd. Montgomery, AL 36117		FOR IMMEDIATE RELEASE Dec. 18, 2008

COLONIAL BANK NAMES

SANDRA JANSKY

CHIEF CREDIT AND RISK OFFICER

MONTGOMERY, Ala. – Colonial Bank has named Sandra W. Jansky as senior executive vice president, chief credit and risk officer. She has oversight responsibility for all credit administration, special assets and loan operations functions for the company.

“We are pleased to welcome Sandra Jansky to Colonial. She brings leadership and a strong background in commercial and corporate banking, as well as credit risk management to her position,” said Chairman and CEO Robert E. Lowder. “Sandra will add depth and experience to our lending and credit areas.”

Prior to joining Colonial, Jansky was an organizing member of Old Southern Bank in Orlando, Fla., where she served as president and chief operating officer since 2006, and was a member of the board of directors for both Old Southern Bank and Old Southern Bancorp, Inc.

She began her banking career with First Union National Bank (Wachovia/Wells Fargo) in 1967 in Charlotte, N.C. In 1981, she joined SunBanks, Inc. and held numerous positions including loan review manager, director of compliance and CRA, director of corporate banking and served as a senior risk officer. She relocated to Atlanta, Ga., in 1998 to assume responsibility as senior vice president and managing director in the newly created Corporate and Investment Banking Division of SunTrust Inc. She was appointed chief credit officer for the company in April 2002.

Jansky has been active with the Risk Management Association of Philadelphia since 1975, serving as chairman in 2002 and 2003, she was a member of the executive committee from 2000 through 2004, and currently sits on the nominating committee. She also was a member of the Regulatory Relations Task Force. Jansky has been very active in community initiatives in the Central Florida market that included serving as an original founder and chairman of Central Florida Community Reinvestment Corporation (affordable housing); chairman and mentor for Compact, a program for at-risk students; and she worked diligently for the Foundation for Orange County Public Schools as well as numerous other civic organizations.

She and her husband John, have four children and six grandchildren.

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Colonial Bank Names Sandra Jansky

Chief Credit and Risk Officer

About Colonial Bank

Colonial Bank is a division of the Montgomery, Alabama-based Colonial BancGroup, Inc., a $26 billion bank-holding company with more than 340 offices in Alabama, Florida, Georgia, Nevada and Texas. The Colonial BancGroup, Inc., is traded on the New York Stock Exchange under the symbol CNB, and is located online at www.colonialbank.com. The company has received a number of prestigious accolades such as inclusion on Forbes Magazine’s 2007 Best Big Companies in America and the publication’s Global 1000 lists.

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For More Information Contact:

Merrie Betbeze Tolbert, Senior Vice President

Communications Manager

(334) 676-5546

merrie_tolbert@colonialbank.com